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                                                                      EXHIBIT 12

                 CASE CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                             (dollars in millions)

                                                                       Nine
                                                                      Months
                                                                      Ended
                                                                    September
                                                                       30,
                                                                    -----------
                                                                    1999  1998
                                                                    ----  -----
Net income (loss).................................................. $(15) $ 258
Add:
  Interest.........................................................  230    170
  Interest capitalized.............................................    4    --
  Amortization of capitalized debt expense.........................    2      1
  Portion of rentals representative of interest factor.............    9      9
  Income tax expense (benefit) and other taxes on income...........  (14)   120
  Fixed charges of unconsolidated subsidiaries.....................    6      3
                                                                    ----  -----
    Earnings as defined............................................ $222  $ 561
                                                                    ====  =====
Interest........................................................... $230  $ 170
Interest capitalized...............................................    4    --
Amortization of capitalized debt expense...........................    2      1
Portion of rentals representative of interest factor...............    9      9
Fixed charges of unconsolidated subsidiaries.......................    6      3
                                                                    ----  -----
    Fixed charges as defined....................................... $251  $ 183
                                                                    ====  =====
Preferred Dividends:
  Amount declared.................................................. $  3  $   5
  Gross-up to pre-tax based on effective rates of 48% and 32%, respectively ...................................................
                                                                    $  7  $   7
Ratio of earnings to fixed charges and preferred dividends.........       2.95x
                                                                          =====
Deficiency of earnings to fixed charges and preferred dividends.... $(36)
                                                                    ====
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